Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 21, 2007	617-292-9750
mark.zelermyer@fhlbboston.com

JOHN H. ELLIS APPOINTED TO BOARD OF FEDERAL HOME LOAN
BANK OF BOSTON

BOSTON — The Federal Home Loan Bank of Boston (the Bank) is pleased to announce the appointment of John H. Ellis, director of Bank Newport, located in Newport, Rhode Island, to the Bank’s board of directors. This appointment fills the board vacancy that resulted when the Bank’s regulator, the Federal Housing Finance Board, redesignated a Connecticut directorship to Rhode Island. Mr. Ellis’ term commenced on February 16, 2007, and will expire on December 31, 2008. Mr. Ellis notified the Bank of his acceptance of the appointment on February 16, 2007.

Mr. Ellis served as president and chief executive officer of Bank of Newport from 1999 until his retirement in 2003 after 42 years in banking. He previously served as a director of the Bank from January 1, 1998, until December 31, 2005.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston  |  111 Huntington Avenue  |  Boston, MA 02199  |  617-292-9600  |  FAX: 617-292-9645

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